Exhibit 99.1
Corporate Media Contact:
Brooke Chappell/Thea Lavin
Schwartz Communications, Inc.
415-512-0770
artes@schwartz-pr.com
Investor Relations Contact:
Cheryl Monblatt Allen
Artes Medical, Inc.
858-550-9999
callen@artesmedical.com
BEVERLY A. HUSS, CEO OF VIBRYNT AND FORMER DIVISION PRESIDENT OF GUIDANT JOINS ARTES MEDICAL’S
BOARD OF DIRECTORS
SAN DIEGO—(BUSINESS WIRE)—Artes Medical, Inc. (Nasdaq:ARTE), a medical technology company focused on developing, manufacturing and commercializing a new category of aesthetic injectable products for men and women, today announced that Beverly A. Huss has joined its Board of Directors.
Ms. Huss has over 20 years of experience in medical device research and development, and is both an experienced operating executive in the medical device industry and public company director. Currently, Ms. Huss is the chief executive officer of Vibrynt, Inc., a venture-backed medical device company located in Mountain View, California. Prior to joining Vibrynt, Ms. Huss served as President, Endovascular Solutions and Vice President of Guidant Corporation, and led the formation of the business unit and the team that quadrupled worldwide revenues for the carotid and peripheral vascular business in four years. Ms. Huss also serves on the board of directors of Dade Behring, Inc. (Nasdaq:DADE), a public company in the medical device and diagnostic testing industry.
“With over 20 years of experience on the research, development and commercialization of medical devices, Beverly will further deepen and enrich our Board of Directors as we begin to accelerate the commercial phase and market launch of Artes Medical’s flagship product ArteFill, the first and only FDA-approved non-resorbable injectable dermal filler for the correction of facial wrinkles known as smile lines,” said Christopher J. Reinhard, Executive Chairman of Artes Medical.
Ms. Huss will fill the vacancy created by the recent resignation of Daren Barone. Mr. Barone served as a director since his election to the Board in 2004 when Artes Medical was a private company. With the achievement of FDA approval of Artes Medical’s flagship product ArteFill and the completion of the Company’s initial public offering, Mr. Barone is resigning from the Board to pursue other personal and professional interests.
“The Board and management deeply appreciates Daren’s wise counsel and many contributions during the Company’s transformation from a small private research and development start-up enterprise into a public company with fully-integrated cGMP manufacturing operations and a first-in-class FDA approved product during the past three years, and we wish him all the best in his many new and exciting private-company business ventures and investments,” said Mr. Reinhard.

About ArteFill®
ArteFill is the first and only FDA-approved non-resorbable injectable dermal filler for the correction of wrinkles known as smile lines or nasolabial folds. The unique microspheres in ArteFill are not absorbed by the body and therefore provide the first-of-its-kind permanent support for long-lasting wrinkle correction in one to two treatments.
ArteFill was approved by the FDA in October 2006 based on data from the Company’s 12-month controlled, randomized, double-masked, multi-center U.S. clinical trial, which compared outcomes for patients treated with ArteFill with those of patients treated with the leading bovine collagen-based filler. At the 6-month evaluation, which was the primary efficacy evaluation period for the clinical trial, the wrinkle correction in patients treated with ArteFill persisted and showed statistically significant improvement compared to the wrinkle correction in the patients treated with the collagen control, who returned to their pretreatment status. The ArteFill patients were also evaluated one year after treatment, demonstrating continued safety and wrinkle correction.
In February 2007, the Company announced it completed a 5-year follow-up study of 145 patients who were treated with ArteFill in the Company’s U.S. clinical trial. In addition to demonstrating the safety profile of ArteFill, the study showed statistically significant (p<0.001) improvement in patient wrinkle correction five years after the patient’s last ArteFill treatment, and a statistically significant (p=0.002) improvement in wrinkle correction at the 5-year point compared to the 6-month evaluation period. As part of the study, physician investigators and patients were asked to provide their assessment of ArteFill treatment. Over 90% of the physician assessments were either “completely successful” or “very successful;” and over 90% of the patient assessments were either “very satisfied” or “satisfied.” In March 2007, the Company submitted the data from the study to the FDA for review in order to enhance the product labeling for ArteFill.
An ArteFill Skin Test is required before initial treatment. The most common adverse events associated with ArteFill treatment, similar to those observed with other dermal fillers, are lumpiness, persistent swelling or redness and increased sensitivity at the injection site.
ArteFill is a proprietary formulation comprised of polymethylmethacrylate, or PMMA, microspheres and bovine collagen, and is the only PMMA-based injectable product that has been approved by the FDA for the treatment of facial wrinkles. Artes Medical is the sole manufacturer of ArteFill, which is only available in the United States directly from Artes Medical, and Artes Medical has not entered into distribution or licensing arrangements with any third party for the distribution or sale of ArteFill outside the United States.
About Artes Medical, Inc.
Artes Medical is a medical technology company focused on developing, manufacturing and commercializing a new category of aesthetic injectable products for the dermatology and plastic surgery markets. The Company’s initial product, ArteFill, is being marketed to men and women as a treatment option for the correction of nasolabial folds. There were approximately two million dermal filler procedures in the U.S. in 2006, an increase of 25% over the prior year, according to the American Society for Aesthetic Plastic Surgery, or ASAPS. Additional information about Artes Medical and ArteFill is available at www.artesmedical.com and www.artefill.com.

Forward-Looking Statements
This news release may contain forward-looking statements that are based on the Company’s current beliefs and assumptions and on information currently available to its management. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. As a result of these risks, uncertainties and other factors, which include the Company’s history of net losses, its reliance on its sole FDA-approved product, ArteFill, its limited experience in commercializing ArteFill, and its future receipt of FDA approval to enhance the product label for ArteFill to extend the efficacy period of ArteFill beyond six months, readers are cautioned not to place undue reliance on any forward-looking statements included in this press release. A more extensive set of risks and uncertainties is set forth in the Company’s SEC filings available at www.sec.gov. These forward-looking statements represent beliefs and assumptions only as of the date of this news release, and the Company assumes no obligation to update these forward-looking statements publicly, even if new information becomes available in the future.
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Artes Medical® and ArteFill® are registered trademarks of Artes Medical, Inc.